Exhibit 23.02
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement on Form S-1 to be filed pursuant to Rule 462(b) of the Securities Act of 1933 on or about July 22, 2010, of the reference to our firm under the caption “Experts” and of our report dated April 26, 2010, relating to the consolidated financial statements of Green Dot Corporation, included in the Registration Statement on Form S-1 (No. 333-165081) and related Prospectus of Green Dot Corporation.
/s/ Ernst & Young LLP
Los Angeles, California
July 19, 2010